Exhibit 99.1

KINGSWAY ANNOUNCES CLOSING OF ACQUISITION OF CMC INDUSTRIES, INC.

Transaction Allows Company to Deploy its Balance Sheet and Deferred Tax Asset into Real Estate Assets

Toronto, Ontario (July 19, 2016) - (TSX: KFS, NYSE: KFS) Kingsway Financial Services Inc. (“Kingsway” or the “Company”) today announced the closing of its previously announced purchase agreement whereby its indirect wholly owned subsidiary, CMC Acquisition, LLC, acquired CMC Industries, Inc.

Management Commentary
Larry G. Swets, Jr., President and Chief Executive Officer, stated, “We continue to focus on areas where Kingsway can utilize its balance sheet and deferred tax asset with minimal operating costs and risk. There are opportunities where we can take ownership of properties with strong credit tenants where the operating income from the lease will be utilized to pay principal and interest on the mortgage. While there is no free cash flow from these transactions, Kingsway can record the taxable income without deploying new capital. We are continuing to evaluate transactions like this, which can allow the Company to build a portfolio of assets with real long-term economic value that can be harvested in the future when these properties are refinanced or sold.”

About the Company
Kingsway is a holding company functioning as a merchant bank with a focus on long-term value-creation. The Company owns or controls stakes in several insurance industry assets and utilizes its subsidiaries, 1347 Advisors LLC and 1347 Capital LLC, to pursue opportunities acting as an advisor, an investor and a financier. The common shares of Kingsway are listed on the Toronto Stock Exchange and the New York Stock Exchange under the trading symbol “KFS.”

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects”, “believes”, “anticipates”, “intends”, “estimates”, “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Kingsway management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, please refer to the section entitled “Risk Factors” in the Company’s 2015 Annual Report on Form 10-K. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise.

Additional Information
Additional information about Kingsway, including a copy of its 2015 Annual Report and filings on Forms 10-Q and 8-K, can be accessed on the Canadian Securities Administrators’ website at www.sedar.com, on the EDGAR section of the U.S. Securities and Exchange Commission’s website at www.sec.gov or through the Company’s website at www.kingsway-financial.com.

For a current review of the Company and a discussion of its plan to create and sustain long-term shareholder value, management invites you to review its Annual Letter to Shareholders, which may be accessed at the Company’s website or directly at http://bit.ly/kfs2015.